Exhibit 10.57



September 29, 2006

Mr. David Gryska
180 Taryn Lane
La Selva Beach, CA 95076

Dear David:

I am very pleased at the prospect of your joining the Celgene Leadership Team. After our collective discussions with you, we firmly believe you will make a significant contribution to Celgene's success, and we hope that you will become part of our future. To that end, we are pleased to offer you the position of Chief Financial Officer.

CASH COMPENSATION

Your semi-monthly compensation for this position will be $18,750.00 (which when annualized would equal approximately $450,000). Beginning immediately upon the commencement of your employment, you will be eligible to participate in the Management Incentive Plan ("MIP"). This plan provides cash incentive awards to key employees. Your target incentive under the program will be 50% of your annual base salary earnings. Actual awards are based on individual as well as company performance and are paid annually, typically during the end of the first quarter. The award may be at, above or below the target level, but you can potentially earn up to 200% of your target award. In addition, you will be eligible to participate in Celgene's 2007-2009 Long Term Incentive Plan ("LTIP") for which the first pay out is in 2010 contingent upon achievement of established goals. Your LTIP target is 50% of base salary with a maximum payout at 100%.

EQUITY COMPENSATION

Stock Options

In addition to your annual compensation, you will be granted the option to purchase 100,000 shares of Celgene common stock. The options will have a ten-year term and vest over the first four years, i.e., 25% on each anniversary of the grant. This will be your only stock option grant in 2006. The option grant price will be the Fair Market Value, as determined under the Plan, as of your date of employment or the date of approval by the Compensation Committee of the Board of Directors, whichever is the

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                                                                Mr. David Gryska
                                                              September 29, 2006
                                                                     Page 2 of 4


latter. These and all other conditions surrounding the grant are outlined in a separate Stock Option Award Document.

ADDITIONAL PROGRAMS

DEFERRED COMPENSATION PLAN. You will be eligible to participate in Celgene's Deferred Compensation Plan.

HEALTH AND WELFARE BENEFITS You will be eligible to participate in all Celgene comprehensive U.S. health and welfare benefit programs on the first day of the month following your date of employment. Information on your Celgene benefits package will be provided under separate cover.

PAID TIME OFF Upon joining Celgene, you will be eligible for four weeks vacation, and three personal days. Your paid time off for the current year will be prorated accordingly.

RETIREMENT BENEFITS You will be eligible to participate in Celgene's 401 (k) Plan 30 days following employment.

RELOCATION BENEFITS As we have discussed, we will accommodate your retaining your residence in California for your first year of employment to accommodate your family commitment. Thereafter, as we have agreed, we will support your relocation to Summit, New Jersey. Celgene will cover reasonable receipted relocation expenses associated with your move from California to New Jersey within 12 months of your start date as follows:

     o Reimbursement for reasonable travel expenses, for you and your spouse, up to a maximum of two trips or seven days for house-hunting purposes.

     o Temporary housing expenses (if necessary) for a maximum of 30 days. As discussed, we can be flexible based upon your needs.

     o Moving expenses for household items. (Any extraordinary items should be discussed with Human Resources prior to the move.)

     o The costs associated with a standard "closing " on your sale of your home in California and the purchase of a home in New Jersey.

However, all these transactions must be facilitated through our relocation company to ensure economy and to avoid paying unnecessary taxes on these costs. Basic closing costs, in this case, will be defined as the following: legal fees, transfer taxes, title

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                                                                Mr. David Gryska
                                                              September 29, 2006
                                                                     Page 3 of 4


insurance, and non-reoccurring fees (such as inspection fees, recording fees, escrow fees, document prep fees, etc.). Celgene agrees to pay the costs associated with using a real estate agent.

If you decide to voluntarily terminate your employment with Celgene within two years of your employment commencement date, all relocation expenses incurred on your behalf must be repaid in full to Celgene. Otherwise you shall have no obligation to return such amounts.

If your employment is terminated by Celgene at any time, other than for cause, we will pay you severance compensation in an amount equal to twelve months base salary and bonus, less applicable taxes.

Celgene requires a pre-employment physical examination, arrangements for which may be made through Melissa Tankiewicz at (908) 673-9534. In addition, all employees are required to sign an "Inventions and Confidential Information Agreement" upon the start of their employment and provide educational documents that attest to the confirmation of degree(s). Current Federal regulations require you to furnish proof of your right to work in the United States as outlined in the enclosed form I-9. These documents must be submitted on your first day of work.

David, you bring a great breadth and depth of experience and a strong leadership profile to Celgene. It is unquestionable that you will make a significant impact on the future success of Celgene, and we look forward to you becoming a part of the leadership team.

If you have questions concerning any aspect of this offer, please contact me or Mary Weger. To indicate your acceptance, sign below and return one copy of this letter to me.

                                            Best Regards,

                                            /s/ Sol J. Barer

                                            Sol J Barer
                                            Chief Executive Officer



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                                                                Mr. David Gryska
                                                              September 29, 2006
                                                                     Page 4 of 4



 /s/ DAVID W. GRYSKA
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I accept the offer as outlined above



 December 6, 2006
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Anticipated start date